Exhibit 10.33.2
SECOND AMENDMENT TO LEASE AGREEMENT
     THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is made and entered into as of August _, 2009, but made effective as of August 1, 2009, by and between ATLANTA LAKESIDE REAL ESTATE, L.P. , a Georgia Limited Partnership (“Landlord”) and MEDQUIST TRANSCRIPTIONS, LTD. (as successor to Lanier Healthcare, L.L.C.), a New Jersey corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Lanier Healthcare, L.L.C. entered into that certain Lease Agreement dated September 6, 2002 (the “Lease”), for premises consisting of approximately 38,113 square feet of space (the “Premises”) located at 5430 Metric Place, Suite 200, Norcross, Georgia 30092;
     WHEREAS, Lanier Healthcare, L.L.C. was acquired by Tenant on July 1, 2002; on December 6, 2005 Lanier Healthcare, L.L.C. changed its name to MedQuist Healthcare, L.L.C.; and on December 30, 2005 MedQuist Healthcare, L.L.C. merged with and into Tenant so that Tenant ultimately succeeded Lanier Healthcare, L.L.C. as Tenant under the Lease;
     WHEREAS, Landlord and Tenant entered into that First Amendment to Lease Agreement dated March 1, 2009 to extend the term of the Lease (the “First Amendment”); and
     WHEREAS, Landlord and Tenant

desire to enter into this Second Amendment for the purpose of increasing the size of the Premises and to clarify certain other matters.
     NOW THEREFORE, for and in consideration of the premises hereto, the keeping and performance of the covenants and agreements hereinafter contained, and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, agree as follows:
     1. Recitals/Defined Terms. The above recitals are true and correct and are hereby incorporated into this Second Amendment as if set forth herein at length. All terms used herein and denoted by their initial capitalization shall have the meanings set forth in the Lease unless set forth herein to the contrary.
     2. Increase in Size of the Premises. Effective August 1, 2009 and for the remaining term of the Lease, the Premises shall increase by 1,997 RSF (the “Expansion Premises”) up to a total of 21,468 RSF as shown on the floor plan attached as Exhibit A. Effective August 1, 2009 Tenant’s Percentage Share for the Premises shall be 37.01%. Notwithstanding Paragraph 3 of the First Amendment, Landlord will not demise the 3,994 RSF of vacated space which was a portion of the space vacated in the First Amendment (the “Vacated Space”), as shown on Exhibit A. Landlord and Tenant agree that Tenant shall lease the Expansion Premises in its “as is” condition as of August 1, 2009, as shown on Exhibit A. Tenant agrees to use only the Expansion Premises, being 1,997 RSF of the undemised Vacated Space. Landlord may offer the remaining 1,997 RSF of Vacated Space for lease. If Landlord receives a bonafide offer for such space Landlord shall notify Tenant in writing of such offer and Tenant shall have 10 business days after receipt of the notice to add the 1,997 RSF to its current Lease and to extend the term of the Lease for the entire Premises so that five full years remain on the term of the Lease from the date of adding the 1,997 RSF to the Lease. Such additional 1,997 RSF shall be leased at the then existing rates with rates beyond 7/31/2014 being escalated at 3% per annum. All other terms and conditions of the Lease shall apply to the additional 1,997 RSF. If Tenant declines to add the 1,997 RSF to the Lease under such terms, Landlord may lease the space and construct a demising wall at its sole cost and expense. If Landlord constructs such demising wall, Landlord shall use its best efforts to not unreasonably interfere with the conduct of Tenant’s business operations. However, in the event Landlord fails to enter into a lease with the subject prospective tenant, then Tenant shall have an ongoing right of first refusal (on the terms set forth above) with respect to any subsequent prospective tenant for the remaining 1,997 RSF of Vacated Space.
     3. Base Rental. Effective August 1, 2009 the Base Rental for the 21,468 RSF shall be as follows:

	Base	Base	Base
Term	Rental PSF	Rental Amount	Rental Monthly

8/1/09 — 2/28/10	$12.00	$257,616.00	$21,468.00
3/1/10 — 2/28/11	$12.36	$265,344.48	$22,112.04
3/1/11 — 2/28/12	$12.73	$273,287.64	$22,773.97
3/1/12 — 2/28/13	$13.11	$281,445.48	$23,453.79
3/1/13 — 2/28/14	$13.50	$289,818.00	$24,151.50
3/1/14 — 7/31/14	$13.91	$298,619.88	$24,884.99
     4. Parking. Effective as of August 1, 2009, Landlord shall provide Tenant 97 parking spaces free and unassigned.
     5. Binding Effect. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Georgia, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns, but always subject, in the case of Tenant, to the limitations on assignment and sublease set forth in the Lease. In the event of any inconsistency or conflict between the terms of this Second Amendment and of the Lease, the terms hereof shall control. Time is of the essence of all of the terms of this Second Amendment.
     6. Continued Validity. Except as hereinabove provided, all other terms and conditions of the Lease shall remain unchanged and in full force and effect, and are hereby ratified and confirmed by Landlord and Tenant.
     7. Modifications. This Second Amendment may not be changed, modified, discharged or terminated orally in any manner other than by an agreement in writing signed by Landlord and Tenant or their respective heirs, representatives, successors and permitted assigns.
     8. Authority. The person executing this Second Amendment on behalf of Tenant does hereby personally represent and warrant that Tenant is a validly existing corporation and is fully authorized and qualified to do business in the State of Georgia, that the corporation has full right and authority to enter into this Second Amendment, and that the undersigned, who is signing on behalf of the corporation, is a duly authorized officer of the corporation and is authorized to sign on behalf of the corporation. The person executing this Second Amendment on behalf of Landlord does hereby personally represent and warrant that Landlord is a validly existing limited partnership and is fully authorized and qualified to do business in the State of Georgia, that the limited partnership has full right and authority to enter into this Second Amendment, and that the undersigned, who is signing on behalf of the limited partnership, is a duly authorized officer of the limited partnership and is authorized to sign on behalf of the limited partnership.
     9. Broker. Landlord and Tenant represent and warrant to the other that Resource Real Estate Partners, L.L.C. represents the Landlord in connection with this transaction and CB Richard Ellis represents the Tenant (collectively, the “Brokers”). Tenant and Landlord warrant that they have had no dealings with any broker or agent in connection with the negotiations or execution of this Second Amendment other than the Brokers, and Landlord and Tenant agree to indemnify the other against all costs, expenses, reasonable attorney’s fees, or other liability for commissions or other compensation or charges resulting from a breach of such representations. The parties acknowledge and agree that the Brokers shall be paid a fee by Landlord pursuant to a separate agreement and upon full execution of this Second Amendment.

     IN WITNESS WHEREOF, the parties have set their hands and affixed theirs seals to this Second Amendment to be effective as of the day and year first above written.

LANDLORD: ATLANTA LAKESIDE REAL ESTATE, L.P., a Georgia Limited Partnership
By:	/s/ Alexander Logan
Alexander Logan, Authorized Agent

TENANT: MEDQUIST TRANSCRIPTIONS, LTD., a New Jersey corporation
By:	/s/ Dominick Golio
	Name:	Dominick Golio
	Title:	Chief Financial Officer